Exhibit 10.35
ADMINISTRATIVE SERVICES AGREEMENT
     THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is dated and effective as of January 30, 2006 (the “Effective Date”), by and among RSM McGladrey, Inc. (“RSMM”), which is an indirect wholly-owned subsidiary of H&R Block, Inc. (“Block”), and McGladrey & Pullen, LLP (“M&P”).
RECITALS
     WHEREAS, M&P is licensed to hold itself out as a licensed certified public accounting firm in numerous states and jurisdictions; and
     WHEREAS, RSMM has performed certain administrative services under an Administrative Services Agreement dated August 2, 1999 (the “Original Agreement”); and
     WHEREAS, the Original Agreement provided that its term shall end on August 2, 2004, which term was extended to January 30, 2006; and
     WHEREAS, the parties have decided to terminate the Original Agreement as of the Effective Date and execute this Agreement in its place; and
     WHEREAS, M&P desires to continue to focus its effort, energy and expertise generally on the provision of accounting services including Public Accounting Services (as defined below) and certain tax preparation services to clients (the “Business”), and to accomplish this goal, desires to outsource certain administrative functions of the Business to RSMM; and
     WHEREAS, M&P desires to retain the administrative services of RSMM in connection with the provision of certain services and products relating to the Business that do not involve the provision of Public Accounting Services; and
     WHEREAS, M&P and RSMM have agreed upon a fair compensation for the administrative services provided by RSMM hereunder; and
     WHEREAS, the parties also entered into a letter agreement dated August 2, 1999 relating to the mutual provisions of professional services to each other on a subcontract basis; and
     WHEREAS, such letter agreement was of indefinite duration and the parties wish to incorporate its provisions, as revised, into this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Obligations of RSMM.
     1.1. Appointment of RSMM; Administrative Services. M&P hereby retains RSMM and RSMM agrees to provide the administrative services described in Schedule 1.1 hereto (collectively, the “Administrative Services”). From time to time RSMM may replace any of its employees or independent contractors (including hiring and firing employees and terminating the relationship with any independent contractors providing the Administrative Services hereunder), and may obtain alternative types or sources of the Administrative Services in RSMM’s reasonable discretion.
     1.2. Records. For purposes of performing records management services for M&P, RSMM shall be granted access to all M&P files. M&P may impose reasonable restrictions on RSMM’s management of client engagement files for Public Accounting Services (as defined below). Such files shall be maintained at RSMM’s and/or M&P’s offices and such offsite storage as may be obtained by RSMM.
     1.3. Limitation on RSMM’s Authority. Administrative Services shall not include, and RSMM shall not at any time or in any manner engage, pursuant to this Agreement, in providing to M&P or any client or customer of M&P, any services which, under applicable state law, constitute the practice of public accounting, or which require registration with the Public Company Accounting Oversight Board (“PCAOB”), such services to be collectively referred to herein as “Public Accounting Services.” If any Administrative Services or acts required or requested of RSMM herein would be reasonably likely to be construed by a court of competent jurisdiction or the applicable state agency, board or other authority charged under the laws of the state with the licensing, registration and/or regulation of public accountants (each a “State Board”) or by the PCAOB to be Public Accounting Services, the requirement or other request to perform that act shall be deemed waived. M&P shall have complete control and supervision over its provision of any Public Accounting Services including, but not limited to (i) the establishment and maintenance of quality assurance policies, (ii) the hiring, training, promotion and termination of professional staff and partners, (iii) the acceptance and continuation of clients, and (iv) the management and supervision of client engagements. Anything in this Agreement to the contrary notwithstanding, although M&P has delegated to RSMM under the terms of this Agreement various ministerial administrative matters, M&P retains the exclusive right, through its own personnel, to manage its own Business (including Public Accounting Services) subject to the surviving terms and conditions of the Asset Purchase Agreement of June 28, 1999 and the Operations Agreement of August 2, 1999 and the Amended and Restated Loan Agreement of even date herewith.
     1.4. Execution of Contracts. RSMM is hereby authorized to execute contracts on behalf of M&P provided that the contracts so executed relate to the provision of Administrative Services, and do not relate to the performance of Public Accounting Services. M&P grants to RSMM a limited and special power of attorney (the “Power of Attorney”) for the execution of contracts (with amounts due and payable thereunder not to exceed Fifty Thousand Dollars ($50,000)). Notwithstanding the foregoing, RSMM may execute contracts (including those exceeding $50,000 in annual expenditures) that benefit both RSMM and M&P and relate to services provided by RSMM under this Agreement. A form of the Power of Attorney is set forth as Exhibit 1.4 hereto. The M&P Board of Directors (the “McGladrey Board”) or Managing

Partner, or his/her or its designees, must authorize contracts with total amounts due and payable thereunder in excess of such amount or which relate to the performance of Public Accounting Services.
2. Term. The term of this Agreement shall commence on the Effective Date and shall end at midnight central time on January 31, 2011 (unless sooner terminated pursuant to Section 9 hereof) (the “Initial Term”), provided that, if not sooner terminated, this Agreement shall continue thereafter from year to year, subject to termination by either party at any time following the Initial Term, with or without cause, upon two hundred ten (210) days prior written notice or as otherwise set forth in Section 9. The Initial Term and any continuation thereafter shall be collectively referred to herein as the “Term.”
3. Shared Expenses and Fee. RSMM and M&P shall agree to jointly share in certain common overhead costs which are necessary operating expenses for the performance of attest, accounting, tax and consulting services (the “Shared Expenses”). Such Shared Expenses may include but are not limited to certain human resources, client service, sales and marketing, lease and occupancy, equipment and technology, and administrative expenses. RSMM and M&P agree that such annual cost sharing arrangement will be allocated based upon budgeted Shared Expenses and an allocation method (the “Allocation Method”) based to the extent feasible and reasonable on actual usage by the respective parties and agreed upon in advance by the President of RSMM and the Board of Directors of M&P. RSMM will be responsible for payment of the Shared Expenses (except those expenses directly related to the practice of Public Accounting Services) and will be reimbursed monthly by M&P for its portion based on the Allocation Method. M&P shall pay RSMM an annual administration fee for all of its Administrative Services equal to 15% of M&P’s share of the budgeted Shared Expenses, payable monthly.
4. Occupancy and Partner Benefits.
     4.1. Occupancy and Notice to Vacate Premises. M&P shall be entitled to occupy all office space from time to time occupied by RSMM. M&P agrees to give RSMM at least 210 days’ prior written notice of its intention to vacate any particular office space then occupied by M&P. RSMM agrees to give M&P at least 210 days’ prior written notice of its intention to vacate any office space at the time occupied by both RSMM and M&P, unless such intent to vacate is due to an office relocation or closing which is generally known. In the event of any termination of this Agreement by either party for any reason, except an M&P default for nonpayment of fees, M&P shall in any case be entitled if it so elects to occupy all office space which it then occupies for 210 days after such termination, subject to having received earlier notice of RSMM’s intention to vacate such space as stated above. In the event M&P occupies such office space after termination of the Administrative Services, the parties shall agree on rent payable during M&P’s continued occupancy, or if they fail to do so, the rent shall be prorated according to the Allocation Method.
     4.2. Partner Benefits. RSMM and M&P agree that certain partner benefits may, if the parties agree, be paid by RSMM and in such case M&P will reimburse RSMM for the payment of those benefits. In such case, RSMM and M&P will agree to the allocation methodology as a part of the annual budgeting process and payment for such benefits will be made monthly by M&P.

     4.3. Independent Identity. M&P shall maintain a separate legal identity and shall observe all legal requirements and customary practices necessary to maintain M&P as a separate and distinct legal entity from any other person or entity. M&P shall also maintain its own business identity, including, without limitation, letterhead and business cards and shall have the right at its option to conduct its own marketing activities. Nothing herein shall prevent M&P from being acquired by or otherwise combining with any other person.
5. Engagement Letters, Billing and Collection of Fees; Accounting.
     5.1. Engagement Letters. M&P will prepare engagement letters in accordance with its policies for services and/or products to be provided by M&P to its clients. The content of such letters shall be solely under the control of M&P and shall be executed only by a partner or employee of M&P.
     5.2. Billing and Collection. As part of the Administrative Services, RSMM shall prepare and mail statements for all services provided by or on behalf of M&P to clients of M&P based upon time records, expense payments and other information provided by M&P to RSMM. M&P shall and shall cause its partners and employers to provide RSMM all records reasonably necessary for billing and collection of accounts pursuant to the provisions of this Section.
     5.3. Accounting. As a part of the Administrative Services, RSMM shall maintain books of account for M&P. In addition, RSMM shall prepare the monthly and annual operational and financial reports for M&P.
6. Mutual Nondisclosure. Neither M&P nor RSMM shall at any time or in any manner, directly or indirectly, use or disclose to any third party any trade secrets or other Confidential Information (defined herein) learned or obtained from the other party hereto as a result of its relationship with the other party hereto or any direct or indirect subsidiary or affiliate (i.e., a person which controls, is controlled by or under common control with a party) of the other party. As used herein, the term “Confidential Information” means information disclosed to or known by one party herein as a consequence of its relationship with the other party hereto (whether before or after the date of this Agreement) and not generally known in the industry in which the parties or any of their direct or indirect subsidiaries or (in the case of information of or about clients of either party) clients is engaged, and that in any way relates to the products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, purchasing, accounting, procedures, marketing, customers, vendors, merchandising and selling, of RSMM or M&P or any of their direct or indirect subsidiaries or affiliates, or the clients of either party, and regardless of the format in which it is presented or embodied (written, graphic, electromagnetic or otherwise). The term “Confidential Information,” as used herein, does not include information (a) which was already in the public domain through disclosure by the party or a person owning such Confidential Information or (b) which is disclosed as a matter of right by a third party source after the execution of this Agreement provided such third party source is not bound by confidentiality obligations in favor of the owner of the Confidential Information in question. This Section 6 shall survive the termination of this Agreement. Each party agrees that it will adopt reasonable precautions to guard against unauthorized release or use of Confidential Information, and that it will not use or disclose such Confidential Information in any manner that will unfairly benefit itself or damage the other party hereto. Each party agrees to return to the other party all such Confidential Information pertaining to the other party upon termination of this Agreement. In lieu of returning all Confidential Information, a party may destroy such Confidential Information provided that the other party hereto has agreed in writing that destruction is acceptable.
7. Administrative Services, Warranties, Disclaimers, Limitations on Liability and Required Notices. RSMM will act diligently and use reasonable care in providing Administrative Services to M&P. M&P and each Partner hereby release and forever discharge RSMM and its affiliates, parents, employees, agents and assigns from any liability in any way connected with this Agreement, except for any liability for intentional torts or gross negligence. RSMM does not warrant the success or results of M&P. RSMM shall not be liable to M&P or any Partner under any circumstances for special, exemplary, punitive or consequential damages relating to the Administrative Services except for intentional torts or gross negligence. Neither M&P nor any Partner shall be liable to RSMM for special, exemplary, punitive or consequential damages relating to this Agreement.
8. Mutual Provision of Professional Services. RSMM and M&P may from time to time request assistance from the other’s professionals and other personnel in meeting the Contractor’s professional service obligations to its clients (the “Professional Services”). The party requesting such assistance and billing the client for the Professional Services rendered is referred to in this Section 8 as the “Contractor”. The party providing the requested Professional Services to on or behalf of the Contractor and billing the Contractor is referred to in this Section 8 as the “Subcontractor”. In no case shall the Administrative Services rendered by RSMM to M&P pursuant to other sections of this Agreement be subject to this Section 8. The Subcontractor may at its sole option and discretion, provide or decline to provide the requested Professional Services to the Contractor. The provisions set forth below shall apply with respect to all Professional Services so provided pursuant to this Section 8.
     8.1. Nature of Requests. Such a request may be made by any person authorized by the Contractor to do so, and such request may be accepted by any person authorized by the Subcontractor to do so. No formalities are required.
     8.2. Contractor to Bill Client. The Contractor shall have sole responsibility for billing and collecting from its own client with respect to the Subcontractor’s Professional Services. No delay or failure by the client to pay for such Professional Services shall relieve the Contractor from its obligations to pay the Subcontractor for such Professional Services as provided herein.
     8.3. Subcontractor’s Billing for Services Rendered. The Subcontractor shall bill the Contractor for actual hours expended by its personnel to provide Professional Services to the client of the Contractor. The rate to be charged shall be mutually agreed upon from time to time between Contractor and Subcontractor, in writing. The fees in effect as of the date hereof are 69% of the standard rate typically charged by the Subcontractor to its own clients. The objective of Contractor and Subcontractor is to establish a rate that results in an approximately equal sharing of the net profit on an hour of services and that approximates the negotiated borrowed-loaned rate for services provided between M&P economic units prior to the sale of M & P’s non-attest assets and business to RSMM in 1999. Contractor shall make payment to the

Subcontractor for Professional Services provided hereunder within 30 days after the end of the month in which the Professional Services were provided by the Subcontractor.
     8.4. Subcontractor Responsible for Own Expenses. Subcontractor is solely responsible for the payroll, benefits, training, equipment and facilities necessary for its personnel to provide Professional Services to the Contractor’s client, and for its own profitability or lack thereof, relating to the rendition of such Professional Services. Travel and living expenses away from Subcontractor’s office normally employing personnel used to perform the Professional Services shall be billed to Contractor as disbursements at the actual amount paid to vendors.
     8.5. Compliance With Laws, Rules and Professional Standards. Contractor and Subcontractor agree to comply, and to cause their respective partners and employees to comply, with Rule 301, Confidential Client Information, of the Code of Professional Conduct of the American Institute of Certified Public Accountants, and all related interpretations and rulings in effect from time to time in connection with providing Professional Services to each other’s clients. In addition, the parties shall, in connection with providing of such Professional Services, observe the mutual nondisclosure provisions of Section 6 of this Agreement. The parties also agree to comply, and to cause their respective partners and employees to comply, with Section 7216 of the Internal Revenue Code in connection with providing Professional Services to each other’s clients. RSMM agrees to take all action necessary to comply with Interpretation 101-14 under Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and, unless an exception is agreed to by M & P (which agreement shall not be unreasonably withheld), M&P’s Independence and Relationship Policies as in effect from time to time with respect to all attest clients. The parties agree that RSMM shall not perform any Professional Service which violates any state law governing the practice of public accounting. It is specifically contemplated that M&P will utilize Professional Services of RSMM only in a manner or in instances consistent with the requirements of the governing public accounting licensing laws.
     8.6. Professional Services Indemnity. Contractor agrees to indemnify and hold harmless Subcontractor and its partners, directors, officers, employees, agents and members, as applicable, with respect to any and all claims, losses, damages, liabilities, judgments or settlements (including but not limited to reasonable attorneys’ fees, costs and other expenses) incurred by Subcontractor on account of any Professional Services conducted by Subcontractor pursuant to this Section 8 except those arising in the ordinary course of business of performing requested services and allocated to Subcontractor by Section 8.4 hereof; provided, however, this indemnification shall not extend to cover any claims, losses, damages, liabilities, judgments or settlements (including attorneys’ fees, costs and other expenses) incurred by the Contractor on account of the bad faith misconduct or intentional fraud of Subcontractor (or its partners, directors, officers, employees, agents or members, as applicable).
9. Termination. In addition to any termination pursuant to Section 2 or Section 10 hereof, this Agreement may be terminated in accordance with the provisions of this Section 9.
     9.1. By RSMM. RSMM may terminate this Agreement: (a) on at least 210 days’ prior written notice of intention to terminate this Agreement without cause; (b) on at least 210 days’ prior written notice, if M&P loses or has suspended its license or certification to practice public accounting in any state significant to its business and to hold itself out as a firm engaged in public accounting; (c) if M&P is wound up or liquidated or files a voluntary petition in bankruptcy or other action is taken voluntarily or involuntarily under any statute for the protection of creditors; or (d) if M&P materially breaches a provision hereof and fails either to commence cure of the breach within thirty (30) days after the delivery of notice of such breach by RSMM (such notice to detail specifically the breach being complained of), or having so commenced cure fails thereafter to prosecute cure promptly to completion within sixty (60) days after receipt of such initial notice.
     9.2. By M&P. M&P may terminate this Agreement: (a) if RSMM breaches a provision hereof and fails either to commence cure of the breach within thirty (30) days after its receipt of notice of such breach from M&P, such notice to detail specifically the breach being complained of, or having so commenced cure fails thereafter to prosecute cure promptly to completion within sixty (60) days after receipt of such initial notice; or (b) on at least 210 days’ prior written notice of intention to terminate this Agreement without cause.
     9.3. Effect of Termination.
     9.3.1. Payment of Money Owed. Upon the termination of this Agreement for any reason, M&P shall pay all amounts due to RSMM and RSMM shall pay all amounts due to M&P under this Agreement as soon as practicable but in no event later than one hundred eighty (180) days after the effective date of such termination (such effective date being referred to herein as the “Termination Date”).
     9.3.2. Survival of Certain Provisions. Sections 4.1, 6, 8.5 and 8.6, 9.3.4 and 9.3.5, 13, 14 and 17 shall survive the termination of this Agreement.
     9.3.3. Records; Files. In the event of termination for any reason, RSMM may, at its expense, and, subject to RSMM’s compliance with any requirements for prior client consent, copy all records or files of M&P, except for client engagement files which contain or reflect the performance of Public Accounting Services.
     9.3.4. License of Billing System. Effective upon any termination by either party (except on the bankruptcy or insolvency of M&P), RSMM shall grant M&P a world-wide royalty-free paid-up nonexclusive nontransferable license and right to use the billing system then in use by RSMM relating to M&P’s accounts receivable for a period (at M&P’s election) of up to eighteen (18) months after termination hereof. Additionally, RSMM will use commercially reasonable efforts to help M&P obtain licensing rights from the third party providers of the payroll, payables, fixed assets, general ledger and financial statement software systems that are being utilized at the time of the termination. This provision shall survive termination of this Agreement.
     9.3.5. Transition Services and Return of Data. RSMM shall cooperate with M&P in transitioning performance of the Administrative Services to M&P or to any third party service provider designated by M&P; provided, however that M&P shall pay RSMM an agreed upon amount for any work RSMM needs to perform to segregate data, delete it and/or integrate such data with M&P and/or its third party vendor, in conjunction with such transition upon the written request of M&P. RSMM shall return all copies of all M&P data, materials, and information in the possession or control of RSMM to M&P in such form or format as reasonably requested by M&P. RSMM shall not retain any copies of such data, materials, or information except as required by law. This provision shall survive termination of this Agreement.
10. Regulatory or Legislative Change. In the event of any material change in any statute, regulation or official interpretation thereof (“Laws”), or an enforcement action arising under any Laws, any of which is reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement, or which shall make this Agreement unlawful in whole or in material part, the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the Administrative Services provided hereunder which is consistent with such Laws and approximates as closely as possible the economic position of the parties hereunder prior to the change. If the parties are unable to reach such an agreement within fifteen business days following written notice from one party to the other, then either party may terminate this Agreement effective upon thirty (30) days’ prior written notice. Termination of this Agreement pursuant to this provision shall not, however, terminate M&P’s right to occupy such office space as it then may occupy on premises leased by RSMM.
11. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the successors and assignees of the parties. M&P shall not assign its rights under this Agreement without the prior written consent of the RSMM. RSMM may, in its discretion, assign this Agreement to any other direct or indirect parent, subsidiary or affiliate of RSMM, and M&P shall be liable hereon to the same extent as if such agreement were originally made with such other person, firm or corporation, but no such assignment shall constitute a novation or relieve RSMM of any of its obligations or liabilities hereunder. This Agreement contains the complete understanding of the parties with respect to the subject matter hereof and no modification or waiver of any provision hereof shall be valid unless in writing and signed by the parties, unless specifically provided to the contrary. This Agreement may not be amended except by an instrument in writing signed by RSMM and M&P. Notwithstanding anything to the contrary herein, no party shall be required to violate any law or the good faith reasonable exercise of such party’s professional responsibility.
12. Governing Law. This Agreement shall be governed by the laws of the State of Missouri, without reference to its choice of law provisions.
13. Right to Offset. M&P agrees that RSMM may offset amounts due M&P hereunder against amounts due RSMM hereunder. Such right to offset shall arise if M&P fails to pay such amounts owed to RSMM within thirty (30) days after written notice to the M&P’s Representative. In the event that any such offset is made but is finally determined by mediation, arbitration or a court of competent jurisdiction to be improper and such offset is revised, RSMM shall pay interest, at the Prime Rate, on the amount of such offset for the period such offset was in effect.
14. Arbitration. Any controversy, claim, or dispute arising out of or relating to this Agreement or any breach thereof, including without limitation any dispute concerning the scope of the arbitration clause set forth below (a “Dispute”), shall be resolved as set forth below, except that this Section 14 shall not apply to any controversy, claim or dispute asserted by either party hereto against the other arising out of or related to a controversy, claim or dispute asserted by a third person (other than M&P and/or any of its Partners or RSMM) against either or both parties to this Agreement, nor to any controversy, claim or dispute where a third party (other than M&P and/or any of its Partners or RSMM) would be an indispensable party under the Federal Rules of Civil Procedure.
     14.1. In the event a Dispute arises, any party may demand mediation by notifying the American Arbitration Association (“AAA”) in the location where any arbitration would be conducted as set forth below, in writing with copies to all other parties involved in the Dispute. The notification will state with specificity the nature of the Dispute and the amount of any claims. Upon receipt of the mediation demand, the AAA will immediately convene a pre-mediation telephone conference of the parties hereto. The parties will make a representative, with full authority to settle, available for such a conference within five (5) business days of being contacted by the AAA or its designated mediator (“Mediator”). During the pre-mediation telephone conference, the parties will agree on mediation procedures or, in the event they cannot agree, Mediator will set the mediation procedures. The mediation procedures will provide for the mediation to be completed within thirty (30) business days of the date of the initial demand for mediation. The parties will participate in good faith in the mediation and will use their best efforts to reach a resolution within the thirty (30) day time period. Each party will make available in a timely fashion a representative with authority to resolve the Dispute. In the event that the Dispute has not been resolved within thirty (30) days, the mediation may continue if the parties so desire. If not, the Mediator will so notify the parties and declare the mediation terminated. In the event that the mediation continues beyond thirty (30) days, but is not resolved within what the Mediator believes is a reasonable time thereafter, the Mediator will so notify the parties, and declare the mediation terminated. Fees of the mediator shall be split equally between the parties.
     14.2. After the mediation has been declared terminated, the matters in dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA as supplemented or modified herein and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The governing law of this Agreement shall be the law used by the arbitrators in rendering their award, except that the Federal Rules of Evidence shall apply and that the parties have the right and shall be permitted to conduct and enforce full pre-hearing discovery in accordance with and to the same extent permitted by the Federal Rules of Civil Procedure. There shall be three neutral arbitrators. Pending final award, the arbitrators’ compensation and expenses shall be advanced equally by the parties. The AAA shall hold an administrative conference with counsel for the parties within twenty (20) days after the filing of the demand for arbitration by any one or more of the parties. The parties and the AAA shall thereafter cooperate in order to complete the appointment of three arbitrators as quickly as possible. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting (which, if the arbitrators so determine, may be by phone) among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including: (1) definition of issues; (2) scope, timing, and types of discovery; (3) exchange of documents and filing of detailed statements of claims, prehearing memoranda and dispositive motions; (4) schedule and place of hearings; and (5) any other matters that may promote the efficient, expeditious, and cost effective conduct of the proceeding.
     14.3. The majority decision of the arbitrators shall contain findings of fact on which the decision is based, including any specific factual findings requested by either party, and shall further contain the reasons for the decision with reference to the legal principles on which the arbitrators relied. Such decision of the arbitrators shall be final and binding upon the parties. The arbitration shall take place in Minneapolis, Minnesota if the party requesting same is RSMM, or Kansas City, Missouri, if the party requesting same is McGladrey or any Partner. The final award may grant such relief as authorized by the Rules, including damages and out-of-pocket costs but which may not include exemplary, consequential or punitive damages to the extent inconsistent with this Agreement.
15. Notices. Any notices or other communications requiring or permitted hereunder shall be sufficiently given if in writing and sent by certified or registered mail, postage prepaid or by facsimile (receipt confirmed) addressed as follows:

If to RSMM:	RSM McGladrey Business Services, Inc.
4400 Main Street
Kansas City, MO 64111
Attn.: Steven Tait
Facsimile: 816-753-8628

with a copy to:	RSM McGladrey Business Services, Inc.
3600 American Boulevard West, Third Floor
Bloomington, MN 55431
Attn: General Counsel
Facsimile: 952.921.7701

If to M&P:	McGladrey & Pullen, LLP
3600 West 80th Street, Third Floor
Bloomington MN 55431-4502
Attn: William D. Travis
Facsimile: (952) 921-7701

with a copy to:	Quentin T. Johnson
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Facsimile: (612) 492-7077
or in each case to such other address as shall have been furnished in writing, and such notice or communication shall be deemed to have been given as of the date so mailed.
16. Integration. This Agreement supersedes and replaces the Original Agreement and that certain letter agreement dated August 2, 1999 between Contractor and M&P, relating to the mutual provision of professional services between RSMM and M&P, and the Original Agreement and such letter agreement shall have no further applicability after the Effective Date.
17. Operations Agreement, Letter Agreement. On August 2, 1999, the parties hereto (along with others not a party hereto) entered into an Operations Agreement (attached hereto as Exhibit 17-1). Most of the provisions thereof have by their terms expired, however, the parties agree that several of the provisions are still in effect and that the Operations Agreement has not terminated. As between themselves, the parties hereto, H&R Block Inc. (“HRB”) and RSM McGladrey Business Services, Inc. agree that the following provisions thereof shall remain in effect: (i) Section 13; and (ii) Section 15. On June 22, 2005, the parties hereto entered into a Letter Agreement (attached hereto as Exhibit 17-2) which sets forth a process by which RSM McGladrey, Inc. may authorize, in its sole discretion, exceptions to the non-compete provisions in the Operations Agreement.
THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION WHICH IS BINDING ON THE PARTIES HERETO.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first above written.

RSM MCGLADREY, INC.
By:	/s/ Steven Tait
Steven Tait, President

MCGLADREY & PULLEN, LLP
By:	/s/ William D. Travis
William D. Travis, Managing Partner

The following agree as to Section 17 hereof only:

H&R BLOCK, INC.

By	/s/ Nicholas Spaeth

Its	SVP — Chief Legal Officer

RSM McGLADREY BUSINESS SERVICES, INC.

By	/s/ Steven Tait

Steven Tait, President

SCHEDULE 1.1
Administrative Services
Administrative Services to be provided by RSMM to M&P:
1.	Provision and maintenance of suitable office space.

2.	Recruiting, training and provision of nonprofessional staff, including clerical services.

3.	Provision of office supplies, furniture, fixtures and equipment.

4.	Provision of Information Systems development, management and support, including but not limited to hardware, software, operating systems, network systems and Internet Services.

5.	Provision and maintenance of a computer system and data processing activities.

6.	Provision of billing services.

7.	Scheduling and payment of accounts payable.

8.	Assistance in collection of accounts receivable.

9.	Preparation of payroll and related tax matters.

10.	Records management as provided in Section 1.2.

11.	Development of policies and procedures relating to the Administrative Services (except those relating to the performance of Public Accounting Services or otherwise inconsistent with those adopted by M&P).

12.	Assistance in compliance with all regulatory requirements as requested by M&P.

13.	Assistance in maintenance of the books and records of M&P.

14.	Provision of annual budgeting assistance.

15.	Provision and maintenance of a system of internal accounting.

16.	Provision of insurance policies and provision of risk manager services except in each case, as to the professional liability of M&P, including the gathering of underwriting data to submit to broker (payroll, losses, locations, autos, etc.), securing and managing the third party administer to administer workers’ compensation, general liability or auto claims that M&P may have, obtaining Certificates or Evidences of Insurance for distribution with proposals and reviewing contract language as it pertains to insurance.

17.	Settlement of client disputes re bills in the ordinary course of business, but not to exceed $ reduction of M&P’s fees in any dispute, but RSMM shall have no such authority to settle any dispute where the client or anyone acting on its behalf has threatened legal action, which such threat shall be promptly reported in writing to M&P’s managing partner.

EXHIBIT 1.4
Form of Power of Attorney
LIMITED POWER OF ATTORNEY
     On this                      day of                     , 20                    , McGladrey & Pullen, LLP, an Iowa limited liability partnership (hereinafter referred to as “M&P”), hereby authorizes and appoints as its attorney-in-fact RSM McGladrey, Inc. (hereinafter referred to as “RSMM”), a corporation organized under the laws of the State of Delaware and having its principal place of business at 4400 Main Street, Kansas City, Missouri 64111, and its successors, to carry out its duties under the Administrative Services Agreement of even date herewith (the “ASA”) in accordance with, but not limited to, the following:
1.	To enter into and execute contracts (with amounts due and payable thereunder not to exceed Fifty Thousand Dollars ($50,000)) relating to the performance of Administrative Services as defined in the ASA but do not relate to the performance of Public Accounting Services; and

2.	To deposit into M&P account(s), all funds, fees and revenues generated from the Business and to make withdrawals from the M&P account(s) for payment to creditors, including without limitation, RSMM and the employees of M&P and other persons who perform services on behalf of M&P.
     This Limited Power of Attorney is coupled with an interest and shall be irrevocable except with RSMM’s prior written consent, but in any event shall terminate as provided below.
     This Limited Power of Attorney shall terminate on the expiration or earlier termination of the Administrative Services Agreement.
     All capitalized terms not otherwise defined herein shall have the meaning given to them in that certain Administrative Services Agreement of even date hereto.

McGLADREY & PULLEN, LLP
By:
William D. Travis, Managing Partner

     STATE OF                     )
                                             )ss.
     COUNTY OF                 )
     On this                      day of                     , 2006, before me,                     , a Notary public in and for said state, personally appeared William D. Travis and                      of McGladrey & Pullen, LLP, who executed the above document, and acknowledged to me that he is the Managing Partner of McGladrey & Pullen, LLP, and executed the same for the purposes therein stated.
     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

My commission expires:

Exhibit 17-1

Exhibit 17-2